FILED PURSUANT TO RULE 433

File No. 333-255302

CITIGROUP INC.

$400,000,000

6-YEAR NON-CALL 5-YEAR GLOBAL FLOATING RATE SENIOR NOTES

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	A3 / BBB+ / A (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Trade Date:	June 2, 2021

Settlement Date:	June 9, 2021 (T+5 days)

Maturity:	June 9, 2027

Par Amount:	$400,000,000

Base Rate:	SOFR (as defined in the Issuer’s base prospectus dated May 11, 2021 (the “Prospectus”)

Re-offer Spread:	+77.0 bps

Coupon and Interest Payment Dates:

An annual floating rate equal to SOFR (as defined in the Prospectus and compounding daily over each interest period as described in the Prospectus) plus 0.770%, payable quarterly in arrears, on the second business day following each interest period end date, beginning on September 11, 2021. An “interest period end date” means the 9th of each March, June, September and December, beginning September 9, 2021 and ending at Maturity or any earlier redemption date.

Modified following business day convention applicable to each interest period end date. Business days New York and U.S. Government Securities Business (as defined in the Prospectus).

Public Offering Price:	100.000%

Net Proceeds to Citigroup:	$398,700,000 (before expenses)

Day Count:	Actual / 360

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

Redemption at Issuer Option:

We may redeem the notes, at our option, in whole, but not in part, on June 9, 2026 at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

We may redeem the notes, at our option, in whole, but not in part, on or after May 9, 2027 at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

In each case, SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to a redemption date and Maturity.

Redemption for Tax Purposes:

We may redeem the notes, at our option, in whole at any time, but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.

SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

Sinking Fund:	Not applicable

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CITIGROUP INC.

$400,000,000

6-YEAR NON-CALL 5-YEAR GLOBAL FLOATING RATE SENIOR NOTES

CUSIP:	172967 MZ1

ISIN:	US172967MZ11

Sole Book Manager (71.125%):	Citigroup Global Markets Inc.

Senior Co-Managers (0.750% each):

Barclays Capital Inc.

BMO Capital Markets Corp.

Capital One Securities, Inc.

CastleOak Securities, L.P.

Commonwealth Bank of Australia

DBS Bank Ltd.

Deutsche Bank Securities Inc.

Drexel Hamilton, LLC

Industrial and Commercial Bank of China (Asia) Limited

Intesa Sanpaolo S.p.A.

Natixis Securities Americas LLC

Nomura Securities International, Inc.

RBC Capital Markets, LLC

Roberts & Ryan Investments, Inc.

Santander Investment Securities Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Swedbank AB (publ)

TD Securities (USA) LLC

UBS Securities LLC

UniCredit Capital Markets LLC

Westpac Capital Markets LLC

CITIGROUP INC.

$400,000,000

6-YEAR NON-CALL 5-YEAR GLOBAL FLOATING RATE SENIOR NOTES

Junior Co-Managers (0.375% each):

ABN AMRO Securities (USA) LLC

Academy Securities, Inc.

ANZ Securities, Inc.

Bank of China Limited, London Branch

BBVA Securities Inc.

CIBC World Markets Corp.

Commerz Markets LLC

Credit Suisse Securities (USA) LLC

Desjardins Securities Inc.

DZ Financial Markets LLC

Fifth Third Securities, Inc.

Global Oak Capital Markets LLC

Great Pacific Securities

HSBC Securities (USA) Inc.

ING Financial Markets LLC

KeyBanc Capital Markets Inc.

Loop Capital Markets LLC

MFR Securities, Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

nabSecurities, LLC

National Bank of Canada Financial Inc.

Nordea Bank Abp

PNC Capital Markets LLC

R. Seelaus & Co., LLC

RB International Markets (USA) LLC

Samuel A. Ramirez & Company, Inc.

Scotia Capital (USA) Inc.

Siebert Williams Shank & Co., LLC

Skandinaviska Enskilda Banken AB (publ)

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-255302. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.